Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of ProFunds of our report dated February 24, 2017, relating to the financial statements and financial highlights which appears in Government Money Market ProFund’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 28, 2017